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                     August 24, 2020

       Richard P. Dealy
       Executive Vice President and Chief Financial Officer
       Pioneer Natural Resources Company
       777 Hidden Ridge
       Irving, Texas 75038

                                                        Re: Pioneer Natural
Resources Company
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            10-K filed February
24, 2020
                                                            File No. 001-13245

       Dear Mr. Dealy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation